Exhibit 99.1

NEWS RELEASE

CSL007006	04/24/07

Carlisle Companies Reports First Quarter Earnings

CHARLOTTE, NORTH CAROLINA, April 24, 2007… Carlisle Companies Incorporated (NYSE:CSL) reported income from continuing operations of $33.7 million, or $0.54 per diluted share, for the quarter ended March 31, 2007 as compared with $39.7 million, or $0.64 per diluted share, for the first quarter 2006.    Net sales of $631.9 million in the first quarter 2007 were slightly above net sales of $620.5 million in the first quarter of 2006.  Organic sales growth accounted for all of the increase in net sales with growth in all segments except for Construction Materials which experienced a 1% decline in net sales.

Richmond McKinnish, Carlisle President and CEO commented, “Operating results for the first quarter were negatively impacted by competitive pricing and weather related challenges in our Construction Materials business.  While we are disappointed with the first quarter results, we remain optimistic about the non-residential construction market in 2007 and are confident that Carlisle’s long-term strategy of investment in niche markets for its core businesses will continue to provide strong returns for our investors.  We have revised our full year 2007 guidance for income from continuing operations to reflect the March 2007 stock-split, the projected accretion from the recently announced Insulfoam acquisition and the first quarter results.  Our full year guidance is in the range of $3.15 to $3.25 per diluted share, an increase of 10% to 13% above full year 2006 income from continuing operations of $2.87 per diluted share.”

Effective January 2007, Carlisle changed its method of accounting for all inventories to the first-in, first-out method (“FIFO”).  If the Company had determined the cost of its inventories by the last-in, first-out method (“LIFO”) at March 31, 2007, income from continuing operations would have been higher by $1.2 million, or $0.02 per diluted share.  In 2006, approximately 56% of the cost of inventories was determined by the LIFO method.  The consolidated statement of earnings for the quarter ended March 31, 2006 and the December 31, 2006 balance sheet have been revised to reflect this change resulting in an increase of first quarter 2006 income from continuing operations of $0.4 million, or $0.01 per diluted share, an increase in 2006 inventories of $40.2 million and an increase in 2006 shareholders’ equity of $25.1 million.  The restatement of inventory cost from LIFO to FIFO increased full year 2006 diluted earnings per share from continuing operations from $2.85 to $2.87.

Carlisle’s effective tax rate of 31.5% for continuing operations for the first quarter 2007 compares with an effective rate of 33.1% for the first quarter 2006.  The reduction in the effective rate is due primarily to the increase of the Made in America tax deduction from 3% of qualified production activity income to 6% beginning January 1, 2007.

Construction Materials:  Net sales of $226.2 million in the first quarter 2007 were down slightly compared with $228.0 million for the first quarter 2006.  Growth in TPO (thermoplastic polyolefin) roofing systems and insulation was insufficient to offset declines in EPDM (synthetic rubber) roofing systems.  Extreme winter weather conditions, not experienced since 2004, persisted throughout the quarter hampering sales in the Northeast and Midwest, both of which are strong EPDM markets.  First quarter 2007 earnings before interest and income taxes (“EBIT”) of $20.9 million were 40% below first quarter 2006 EBIT of $35.0 million.  The decline in EBIT was largely attributable to competitive pricing pressure in insulation, decreased higher margin EPDM sales and higher expenses associated with new plants and marketing programs.   First quarter 2007 and 2006 EBIT included $3.3 million and $4.7 million, respectively, in pre-tax gains for proceeds received from the settlement of certain legal actions initiated by Carlisle.  Segment EBIT also reflects a pre-tax loss for the first quarter 2007 and first quarter 2006 related to the Company’s equity share of losses at its European roofing joint venture, Icopal, of $2.3 million and $2.9 million, respectively.

Industrial Components:  Net sales of $229.6 million for the three months ended March 31, 2007 increased slightly over net sales of $224.1 million for the same period in 2006.  EBIT of $24.6 million in the first quarter of 2007 increased 16% as compared with $21.2 million reported in the first quarter of 2006.  Increased sales volumes in the consumer lawn and garden market as well as higher selling prices to offset raw material cost increases contributed to the improved net sales and earnings.

Specialty Products: The Company’s braking business recorded net sales of $49.7 million for the three months ended March 31, 2007 compared with $47.0 million for the same period 2006.  First quarter 2007 EBIT of $2.2 million increased 47% over first quarter 2006 EBIT of $1.5 million.  The improvement in earnings is primarily due to improved operating results for the Company’s on-highway brake business.  Carlisle recently hired Joseph La Varra, a thirty-year veteran of the brake and friction industry, as president of the on-highway brake business.

Transportation Products: Increased sales in construction and commercial trailers contributed to the 5% increase in net sales for the Company’s specialty trailer business.  First quarter 2007 net sales of $46.6 million compared favorably with net sales of $44.3 million in 2006.  First quarter 2007 EBIT of $6.8 million was slightly lower than 2006 EBIT of $7.1 million on less favorable product mix.

General Industry: Net sales of $79.8 million in the first quarter of 2007 compared favorably with net sales of $77.1 million in the first quarter of 2006.  EBIT in the first quarter of 2007 of $7.1 million compared with EBIT of $8.0 million for the same period of 2006.  The wire and cable business experienced strong sales and earnings growth primarily due to record aerospace sales.  The Company’s foodservice business had modest year-over-year sales growth in the first quarter 2007 while EBIT was slightly lower compared with the prior year largely due to the timing of certain marketing activities.  The refrigerated truck body business experienced unfavorable net sales and earnings comparisons to the prior year on reduced fleet sales as some customers increased total 2006 capital spending in advance of certain regulatory emissions changes that were effective January 1, 2007.

Discontinued Operations

Income from discontinued operations for the first quarter 2007 of $3.1 million, or $0.05 per diluted share, compared with income for the first quarter 2006 of $1.9 million, or $0.03 per diluted share.  The increase was primarily due to a purchase price adjustment in favor of Carlisle associated with the sale of Carlisle Process Systems.

Net Income

Net income for the first quarter 2007 was $36.8 million, or $0.59 per diluted share, compared to $41.6 million, or $0.67 per diluted share, for the first quarter 2006.  The decrease in net income was primarily due to the decrease in earnings for the Construction Materials segment which was negatively impacted by competitive pricing and severe weather challenges.

Cash Flow

Cash flow provided by continuing operations of $64.4 million for the three months ended March 31, 2007 compared with $1.1 million provided by continuing operations for the same period in 2006.  Operating cash flow for the first quarter 2007 was positively impacted by a $70.0 million increase in the utilization of the Company’s securitization program.   Cash used in investing activities was $39.8 million in 2007 compared to $24.0 million in 2006.  Capital expenditures of $18.8 million in 2007 compared with $26.6 million in 2006 as the Company has completed construction of the majority of its new production facilities for the Construction Materials segment.  Net cash used for investing activities in 2007 included $22.7 million for acquisitions of manufacturing operations in China for Carlisle’s specialty tire and wheel business and wire and cable business.  Net cash flow used in financing activities of $142.0 million in 2007 included the retirement of $150.0 million in senior notes.

Conference Call and Webcast

The Company will discuss first quarter 2007 results on a conference call for investors on Tuesday, April 24, 2007 at 11:00 a.m. Eastern.  The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location until May 8, 2007.  A PowerPoint presentation will also be available for viewing and/or printing at the same website location.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice, and aerospace and test and measurement industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Financial Results

For the periods ended March 31

(In millions, except per share data)

(Unaudited)

	First Quarter
	2007	2006*	% Change
Net sales	$631.9	$620.5	2%

Income from continuing operations	$33.7	$39.7	-15%
Income from discontinued operations	3.1	1.9	NM
Net income	$36.8	$41.6	-11%

Basic earnings per share
Continuing operations	$0.55	$0.65	-15%
Discontinued operations	0.05	0.03	NM
Net income	$0.60	$0.68	-12%

Diluted earnings per share
Continuing operations	$0.54	$0.64	-16%
Discontinued operations	0.05	0.03	NM
Net income	$0.59	$0.67	-12%

SEGMENT FINANCIAL DATA (Continuing Operations)

(In millions)

First Quarter	2007			2006*
	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Construction Materials	$226.2	$20.9	9.2%	$228.0	$35.0	15.4%
Industrial Components	229.6	24.6	10.7%	224.1	21.2	9.5%
Specialty Products	49.7	2.2	4.4%	47.0	1.5	3.2%
Transportation Products	46.6	6.8	14.6%	44.3	7.1	16.0%
General Industry	79.8	7.1	8.9%	77.1	8.0	10.4%
Subtotal	631.9	61.6	9.7%	620.5	72.8	11.7%
Corporate	—	(8.4)		—	(9.2)
Total	$631.9	$53.2	8.4%	$620.5	$63.6	10.2%

* 2006 figures have been revised to reflect the change in method of accounting for inventory, discontinued operations, the stock split and to conform with the 2007 segment presentation.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended March 31,

(In thousands except per share data)

(Unaudited)

	First Quarter
	2007	2006*	% Change
Net sales	$631,861	$620,489	1.8%
Cost and expenses:
Cost of goods sold	507,373	492,643	3.0%
Selling and administrative expenses	69,164	60,829	13.7%
Research and development expenses	4,389	3,884	13.0%
Other income, net	(2,246)	(463)	NM

Earnings before interest & income taxes	53,181	63,596	-16.4%

Interest expense, net	4,057	4,256	-4.7%

Earnings before income taxes	49,124	59,340	-17.2%

Income taxes	15,465	19,630	-21.2%

Income from continuing operations	33,659	39,710	-15.2%
Percent of net sales	5.3%	6.4%

Income from discontinued operations	3,174	1,887	NM

Net income	$36,833	$41,597	-11.5%

Basic earnings per share
Continuing operations	$0.55	$0.65	-15.4%
Discontinued operations	0.05	0.03	NM
Basic earnings per share	$0.60	$0.68	-11.8%

Diluted earnings per share
Continuing operations	$0.54	$0.64	-15.6%
Discontinued operations	0.05	0.03	NM
Diluted earnings per share	$0.59	$0.67	-11.9%

Average shares outstanding (000’s) - basic	61,655	60,888
Average shares outstanding (000’s) - diluted	62,508	61,954

Dividends	$8,379	$7,657
Dividends per share	$0.14	$0.13	7.7%

* 2006 figures have been revised to reflect the change in method of accounting for inventory, discontinued operations, and the stock split.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In thousands)

(Unaudited)

	March 31,	December 31,
	2007	2006*
Assets
Current Assets
Cash and cash equivalents	$26,848	$144,029
Receivables	320,443	355,409
Inventories	475,958	452,136
Prepaid expenses and other	46,003	55,040
Current assets held for sale	766	896
Total current assets	870,018	1,007,510
Property, plant and equipment, net	486,390	462,307
Other assets	441,086	436,869
Non-current assets held for sale	400	400
Total Assets	$1,797,894	$1,907,086

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$8,048	$151,676
Accounts payable	150,811	142,964
Accrued expenses	142,026	176,060
Current liabilities associated with assets held for sale	32	142
Total current liabilities	300,917	470,842
Long-term debt	275,050	274,658
Other liabilities	214,039	194,264
Shareholders’ equity	1,007,888	967,322
Total Liabilities and Shareholders’ Equity	$1,797,894	$1,907,086

* 2006 figures have been revised to reflect the change in accounting for inventory and retained earnings adjustments from the adoption of FIN 48.

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the Three Months Ended March 31

(In thousands)

(Unaudited)

	2007	2006*
Operating activities
Net income	$36,833	$41,597
Reconciliation of net earnings to cash flows:
Depreciation and amortization	15,455	14,163
Non-cash compensation	3,318	2,448
Excess tax benefits from share based compensation	(2,983)	(2,843)
Loss on equity investments	2,195	2,954
Deferred taxes	(3,473)	2,188
(Gain) loss on investments, property and equipment, net	(4,867)	103
Receivables under securitization program	70,000	(4,900)
Working capital	(51,565)	(54,357)
Other	(496)	(276)
Net cash provided by operating activities	64,417	1,077
Investing activities
Capital expenditures	(18,802)	(26,571)
Acquisitions, net of cash	(22,719)	—
Proceeds from investments, property and equipment, net	1,404	2,376
Other	320	223
Net cash used in investing activities	(39,797)	(23,972)
Financing activities
Net change in short-term debt and revolving credit lines	(143,687)	4,139
Proceeds from long-term debt	365	—
Reductions of long-term debt	—	(38)
Dividends	(8,379)	(7,657)
Excess tax benefits from share based compensation	2,983	2,843
Treasury shares and stock options, net	6,698	8,762
Net cash provided by (used in) financing activities	(142,020)	8,049
Effect of exchange rate changes on cash	219	69
Change in cash and cash equivalents	(117,181)	(14,777)
Cash and cash equivalents
Beginning of period	144,029	38,745
End of period	$26,848	$23,968

* 2006 figures have been revised to reflect the change in method of accounting for inventory and to reflect discontinued operations.